EXHIBIT 99.1


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CONTACT:
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Digital River, Inc.                     Tech Squared Inc.                 Swenson NHB Investor Relations
Bob Strawman                            Jeffrey F. Martin                 Tom Langenfeld
Chief Financial Officer                 Chief Financial Officer           612.371.0000
612.253.1234                            612.832.5622                      langenfeld@nhbpr.com
bstrawma@digitalriver.com
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FOR IMMEDIATE RELEASE
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                DIGITAL RIVER AND TECH SQUARED ANNOUNCE AGREEMENT
         FOR DIGITAL RIVER TO ACQUIRE TECH SQUARED ASSETS AT A DISCOUNT

   EXCHANGE OF SHARES WILL REDUCE DIGITAL RIVER SHARES OUTSTANDING BY 350,000

         MINNEAPOLIS, July 11 - Digital River, Inc. (Nasdaq:DRIV), today announced the execution of a definitive agreement for the acquisition of the assets of Tech Squared Inc. (OTC Bulletin Board:TSQD) consisting primarily of 3,000,000 shares of Digital River common stock in a tax-free reorganization. Digital River will receive 3,000,000 shares of its own common stock owned by Tech Squared and $1.2 million in cash, and in exchange will issue 2,650,000 shares of Digital River common stock to Tech Squared. Tech Squared intends to distribute the shares of Digital River common stock to Tech Squared's shareholders after the closing of this share exchange and after payment of Tech Squared's liabilities, as part of a plan of liquidation. All of the operations of Tech Squared, including its catalog and distribution businesses, are required to be sold or liquidated prior to the transaction closing.
         "This transaction represents a win-win for all parties involved," said Perry Steiner, president of Digital River. "Digital River is buying back 3,000,000 shares of stock and receiving $1.2 million in cash in exchange for the issuance of 2,650,000 shares of stock. Our shareholders will all share in the benefits of reducing our shares outstanding by 350,000 shares through this transaction. The Tech Squared shareholders will also benefit by becoming direct shareholders of Digital River, thereby eliminating the inefficiencies associated with the indirect ownership structure."

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         "Tech Squared's investment in Digital River is worth in excess of $93 million based on the valuation of this transaction at Friday's closing price of Digital River's common stock," said Chuck Reese, CEO and president of Tech Squared. Tech Squared today exercised, on a cashless basis, its option to acquire 3,000,000 shares of Digital River common stock from Joel Ronning. Reese continued,"We are pleased that our shareholders will now have a more effective means to realize the benefit of this investment by being direct owners of Digital River stock."
         The transaction is subject to approval by the shareholders of Tech Squared, as well as other pre-closing conditions, including the sale or liquidation of the operations of Tech Squared and receipt of customary opinions of counsel and tax opinions. Tech Squared is currently pursuing alternatives regarding the disposition of its operating business. Digital River and Tech Squared also have certain rights to terminate the transaction under certain circumstances. After closing of the transaction, Tech Squared will begin proceedings to liquidate under a plan of liquidation. Tech Squared will establish a liquidating trust, currently expected to be a minimum of $7.2 million, to cover any potential liabilities of Tech Squared. In addition, certain significant shareholders of Tech Squared, representing approximately 44 percent of the ownership of the company, have agreed to a lock-up on the shares of Digital River common stock that they will receive in the transaction, and have also agreed to vote in favor of the transaction. The transaction is expected to close in the fourth quarter of 1999.
         SG Cowen Securities Corporation acted as financial advisor to the special committee of the Tech Squared board of directors, and Broadview International LLC acted as financial advisor to the special committee of the Digital River board of directors.
         Digital River and Tech Squared each expect to file a Form 8-K shortly that will include the definitive agreement between the parties.
         Digital River also announced that Chuck Reese has resigned from the Digital River board of directors.

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ABOUT DIGITAL RIVER*

Digital River, Inc., based in Minneapolis, is the largest online source of software and a leading outsource provider of Web-based commerce solutions. The company provides more than 6,000 software publishers and online retailers with its proprietary technology for Internet delivery of more than 100,000 digital products, including 30,000 software products and applications. For more information, visit Digital River's Web site at http://www.digitalriver.com.


ABOUT TECH SQUARED
          Tech Squared Inc., also based in Minneapolis, is a national marketer and distributor of mid- to high-end microcomputer hardware, software and peripherals primarily to businesses in the desktop publishing, graphic arts and pre-press industries, as well as an emerging customer base of Internet and intranet site developers.


  * Except for the historical information contained herein, this press release contains forward-looking statements, including statements containing the words, "believes," "anticipates," "expects" and similar words. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others: the Company's limited operating history and variability of operating results; market acceptance of electronic software delivery; the Company's ability to maintain relationships with software publishers and online retailers; competition in the electronic commerce market; and other risk factors referenced in the Company's public filings with the Securities and Exchange Commission.


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07/11/99